U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



                        Date of Report: February 21, 1997



                           American Teletronics, Inc.
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        (Exact name of business issuer as specified in its charter)


                Colorado                              76-1675704
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(State or other jurisdiction of                     (IRS Employer
incorporation or organization)               Identification No.)


              15400 Knoll Trail, Suite 205, Dallas, Texas 75258 704
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             (Address of principal executive offices) (Zip Code) 704

       Registrant's telephone number, including area code: (972) 661-2345
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          (Former name or former address, if changed since last report)




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Item 2.  Acquisitions or Disposition of Assets

As of February 21, 1997, American Teletronics, Inc. (the "Company") entered into an agreement with Oxford Capital Corp. ("Oxford") to sell all of the issued and outstanding shares of the Company's wholly owned subsidiary, Crest
Outsourcing, Inc.  ("Crest").  Crest  is an employee leasing company.

Oxford, a company whose common stock is traded on the Nasdaq Bulleting
Board, agreed to issue 5,333,333 shares of its Common Stock, par value $0.001 per share, and warrants to acquire a like number of shares of common stock for $1.00 per share. The warrants can be exercised at any time prior to the third anniversary of the closing of the agreement, anticipated to be February 28, 1997.

         Oxford also agreed to issue 500,000 shares of redeemable convertible preferred shares. Commencing six months from the closing of the agreement, Oxford may call for redemption of 100,000 shares of such preferred stock, although such redemption may be delayed an additional six months. Another 100,00 shares must be redeemed six months and twelve months after the initial redemption and a last redemption of 200,000 shares 24 months after the first redemption, such last payment to be adjusted if obligations to CNA, Crest's workers compensation insurance, exceeds approximately $900,000. If at any time Oxford fails to redeem the preferred stock when scheduled, the Company may require Oxford's principal stockholder to acquire the stock. If such payment does not occur within 30 days, the Company may reacquire Crest and another employee leasing company owned by Oxford.


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                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   American Teletronics, Inc.



                                                    /s/ Harry K. Myers, Jr.
                                                      Harry K. Myers, Jr.
                                                      Chairman
Date: February 24, 1997


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